Exhibit 99.1

News Release

For more information contact: Bruno Guilmart Chief Executive Officer Lattice Semiconductor Corporation 503-268-8000

LATTICE SEMICONDUCTOR UPDATES

GUIDANCE FOR FOURTH QUARTER

HILLSBORO, OR – December 11, 2008 - Lattice Semiconductor (NASDAQ: LSCC) today announced its business update for the fourth quarter of 2008.

•	Fourth quarter revenue is now expected to be down approximately 12% to 16% sequentially which is a revision from previous guidance of flat to down four percent sequentially

•	Gross margin is expected to be in-line with our previous guidance of 54% to 55%

•	Total operating expenses for the fourth quarter are now expected to be approximately $29.5 million which is a revision to our previously announced guidance of $30.5 million

•	Intangible asset amortization is expected to be approximately $1.4 million

•	Restructuring costs are expected to be approximately $0.2 million

•	Other income is now expected to be approximately $0.3 million

No conference call will be held in conjunction with this guidance update. Additional information related to the fourth quarter will be available when the Company reports its fourth quarter results on January 29, 2009.

Forward-Looking Statements

The foregoing business update contains forward-looking statements. Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue and gross margin are inherently uncertain due to the high percentage of quarterly “turns” business, as well as such factors as product mix, pricing pressures, competitive actions, the demand for our products, and our ability to supply products to customers in a timely manner.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, our having clearly focused our business on identifying and pursuing programmable logic opportunities where we have sustainable and differentiated market positions, our dependencies on our silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of our auction rate securities, the transition to a new executive management team, and the other risks that are described herein and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor

Lattice is the source for innovative FPGA, CPLD and Mixed Signal programmable logic solutions. For more information, visit http://www.latticesemi.com.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

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